UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3636023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 Old Connecticut Path

Framingham, MA 01701

(Address of principal executive offices) (Zip code)

HeartWare International, Inc. 2012 Incentive Award Plan

(Full title of the Plan)

Copy to:

Lawrence J. Knopf, Esq.

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

(508) 739-0950

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, to be issued under the HeartWare 2012 Incentive Award Plan	1,100,000 shares(2)	$29.74(3)	$32,714,000(3)	$3,294.30

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), which become issuable under the HeartWare International, Inc. 2012 Incentive Award Plan (the “2012 Plan”), by reason of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents the additional number of shares of Common Stock that may be granted under the 2012 Plan as equity-based compensation pursuant to Amendment No. 1 of the 2012 Plan, dated June 29, 2015.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share is based on the average ($29.74) of the high ($31.52) and low ($27.96) prices of the Registrant’s Common Stock on February 25, 2016, as reported on The NASDAQ Stock Market.

INTRODUCTION

On May 31, 2012, the stockholders of HeartWare International, Inc. (the “Registrant”) approved the 2012 Plan. On June 4, 2015, the stockholders of the Registrant approved Amendment No. 1 to the 2012 Plan, which increased the aggregate number of shares that may be issued or transferred pursuant to the 2012 Plan by 1.1 million shares. This Registration Statement on Form S-8 is intended to register those additional 1.1 million shares. The remainder of the shares that may be issued or transferred pursuant to the 2012 Plan have been registered pursuant to a separate Registration Statement on Form S-8 (File No. 333-184358) filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed by the Registrant with the Commission on February 26, 2016, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on January 11, 2016 (other than with respect to Items 2.02 and 7.01 thereof), January 13, 2016, January 28, 2016, February 24, 2016 and February 25, 2016; and

(c) the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (Registration No. 001-34256), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on February 19, 2009, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our bylaws provide that:

•	We will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	we will advance expenses to our directors and officers in connection with legal proceedings, subject to limited exceptions.

In addition, we have entered into employment agreements or offer letters with each of our executive officers which provide for indemnification. Each employment agreement or offer letter provides that, subject to limited exceptions, we will indemnify the executive officer, and advance all expenses, including attorneys’ fees, to the fullest extent permitted by law for claims arising in his or her capacity as our officer or director. We also currently have directors’ and officers’ liability insurance.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Certificate of Incorporation of HeartWare International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.2	Certificate of Amendment, dated June 25, 2015, to the Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2015).

4.3	Bylaws of HeartWare International, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.4	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-164004) filed with the Securities and Exchange Commission on December 24, 2009).

5.1	Opinion of Lawrence J. Knopf, Esq., Senior Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered (filed herewith).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Lawrence J. Knopf, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	HeartWare International, Inc. 2012 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2012).

99.2	Amendment No. 1 to the HeartWare International, Inc. 2012 Incentive Award Plan, dated June 29, 2015 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2015).

99.3	Form of HeartWare International Inc. 2012 Incentive Award Plan Stock Option Notice and Award Agreement (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-184358) filed with the Securities and Exchange Commission on October 10, 2012).

99.4	Form of HeartWare International Inc. 2012 Incentive Award Plan Restricted Stock Unit Notice and Award Agreement (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-184358) filed with the Securities and Exchange Commission on October 10, 2012).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on the 29th day of February, 2016.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas Godshall and Lawrence Knopf, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Douglas Godshall Douglas Godshall	President, Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2016

/s/ Peter F. McAree Peter F. McAree	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 29, 2016

/s/ C. Raymond Larkin, Jr. C. Raymond Larkin, Jr.	Chairman and Director	February 29, 2016

/s/ Seth Harrison Seth Harrison	Director and Deputy Chairman	February 29, 2016

/s/ Timothy Barberich Timothy Barberich	Director	February 29, 2016

/s/ Cynthia Feldmann Cynthia Feldmann	Director	February 29, 2016

/s/ Robert Stockman Robert Stockman	Director	February 29, 2016

/s/ Robert Thomas Robert Thomas	Director	February 29, 2016

/s/ Denis Wade Denis Wade	Director	February 29, 2016

/s/ Stephen Oesterle Stephen Oesterle	Director	February 29, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Certificate of Incorporation of HeartWare International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.2	Certificate of Amendment, dated June 25, 2015, to the Registrant’s Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2015).

4.3	Bylaws of HeartWare International, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008).

4.4	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 333-164004) filed with the Securities and Exchange Commission on December 24, 2009).

5.1	Opinion of Lawrence J. Knopf, Esq., Senior Vice President, General Counsel and Secretary, as to the legality of the Common Stock being registered (filed herewith).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Lawrence J. Knopf, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	HeartWare International, Inc. 2012 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2012).

99.2	Amendment No. 1 to the HeartWare International, Inc. 2012 Incentive Award Plan, dated June 29, 2015 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2015).

99.3	Form of HeartWare International Inc. 2012 Incentive Award Plan Stock Notice and Option Award Agreement (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-184358) filed with the Securities and Exchange Commission on October 10, 2012).

99.4	Form of HeartWare International Inc. 2012 Incentive Award Plan Restricted Stock Unit Notice and Award Agreement (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-184358) filed with the Securities and Exchange Commission on October 10, 2012).